UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 14, 2019

Electronics For Imaging, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-18805	94-3086355
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

6750 Dumbarton Circle

Fremont, California 94555

(Address of principal executive offices)

(650) 357-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement

Merger Agreement

On April 14, 2019, Electronics For Imaging, Inc., a Delaware corporation (the “Company” or “EFI”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East Private Holdings II, LLC, a Delaware limited liability company (“Parent”) and East Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger and a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of the Siris Funds (as defined below).

The board of directors of the Company (the “Company Board”) unanimously, among other things, (1) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger (collectively, the “Transactions”), are advisable and fair to, and in the best interests of, the Company and its stockholders (the “Company Shareholders”), (2) adopted the Merger Agreement and the Transactions, including the Merger, (3) directed that the Merger Agreement be submitted to the Company Shareholders for their adoption and (4) resolved, subject to Section 5.3 of the Merger Agreement, to recommend that the Company Shareholders adopt the Merger Agreement.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of the Company, par value $0.01 per share (a “Company Common Share”), outstanding as of immediately prior to the Effective Time (other than Company Common Shares (1) held by the Company as treasury shares, (2) owned by the Parent or Merger Sub, (3) owned by any direct or wholly owned subsidiary of the Company, or (4) held by Company Shareholders who properly exercised their appraisal rights under the Delaware General Corporation Law (the “DGCL”)) will automatically be cancelled, extinguished and converted into the right to receive an amount equal to $37.00 in cash per share, without interest (the “Merger Consideration”).

In addition, at or immediately prior to the Effective Time, each of the Company’s outstanding restricted stock units that is subject to time-based vesting requirements only (a “Company RSU”) and each of the Company’s outstanding restricted stock units that is subject to both time-based and performance-based vesting requirements (a “Company PSU”) will be treated, as follows: (1) each Company RSU that is currently outstanding as of the date hereof that is vested or scheduled to vest within 12 months after the closing of the Merger (the “Closing”) will be converted into the right to receive the Merger Consideration promptly following the Closing; (2) each other Company RSU will be assumed and converted into the right to receive the Merger Consideration, subject to applicable tax withholding, in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the Effective Time, including the holder’s continued employment or service through the applicable vesting date; (3) each Company PSU granted pursuant to the Company’s 2019 annual bonus program will be assumed and converted into the right to receive the Merger Consideration, subject to applicable tax withholding, in accordance with its existing vesting schedule and applicable terms and conditions immediately prior to the Effective Time, including achievement of the applicable performance goals and the holder’s continued employment or service through the applicable vesting date; (4) each other Company PSU (a “Company LTIP PSU”), to the extent it would vest if the target level of performance established for the award had been attained, will be assumed and converted into a right to receive the Merger Consideration, subject to applicable tax withholding, in accordance with the time-based vesting schedule for the award (but in no event earlier than the end of the applicable performance period) and the applicable terms and conditions immediately prior to the Effective Time (other than the performance-based vesting conditions), including the holder’s continued employment through the applicable vesting date; and (5) each Company LTIP PSU, to the extent eligible to vest only if the target level of performance under the award was exceeded and held by an individual employed by the Company or one of its subsidiaries at the Effective Time, will be assumed and converted into the right to receive the Merger Consideration, subject to applicable tax withholding, in accordance with the applicable terms and conditions immediately prior to the Effective Time, including the time-based and performance-based vesting requirements applicable to the award, and any such Company LTIP PSU held by an individual not employed by the Company or one of its subsidiaries at the Effective Time will be cancelled without payment at the Effective Time. Any Company PSUs as to which the applicable performance period has ended prior to the Effective Time and that remain subject only to time-based vesting conditions will be treated as Company RSUs as described above. In addition, at or immediately prior to the Effective Time, each of the Company’s stock options (whether vested or unvested) will be canceled and converted into the right to receive, for each Company Common Share subject to the option, the Merger Consideration less the per-share exercise price of the option (with any option that has a per-share exercise price equal to or greater than the Merger Consideration being cancelled without payment at the Effective Time), subject to applicable tax withholding. In each case, any existing provisions for accelerated vesting of Company equity awards in connection with the transaction or in connection with a severance event under an employment or similar agreement will continue in effect in accordance with their terms.

The consummation of the Merger is subject to, among other things, (1) the adoption of the Merger Agreement by the holders representing at least a majority of the outstanding Company Common Shares entitled to vote in accordance with the DGCL (the “Requisite Shareholder Approval”), (2) expiration or termination of any waiting periods, or the receipt of consents, applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder and other specified antitrust laws, (3) absence of any law or order prohibiting, making illegal or enjoining the consummation of the Merger, (4) accuracy of representations and warranties, subject to specified materiality thresholds, (5) compliance with covenants and agreements in the Merger Agreement in all material aspects, and (6) the absence of a material adverse effect on the Company.

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to (1) conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the Effective Time, (2) not to engage in certain types of actions or omissions during this period unless agreed to in writing by Parent, (3) convene and hold a meeting of the Company Shareholders for the purpose of obtaining the Requisite Shareholder Approval, and (4) use reasonable best efforts to obtain certain regulatory approvals.

During the period beginning on the date of the Merger Agreement and continuing until 12:01 a.m. New York time on May 29, 2019 (the “Go-Shop Period”), the Company may solicit, initiate, encourage and facilitate any competing acquisition proposal from third parties, participate in discussions and negotiations with such third parties regarding such competing acquisition proposals and provide nonpublic information to such third parties pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with each such third party. Following expiration of the Go-Shop Period and until the earlier of the Effective Time or termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage and facilitate any competing acquisition proposals from third parties, participate in discussions and negotiations with such third parties regarding such competing acquisition proposals and provide nonpublic information to such third parties pursuant to an Acceptable Confidentiality Agreement with each such third party, except that the Company may continue solicitation of, or discussions or negotiations with, third parties engaged by the Company during the Go-Shop Period with whom a written acquisition proposal remains pending as of and following the expiration of the Go-Shop Period and which acquisition proposal the Board determines on or prior to the expiration of the Go-Shop Period and in good faith, after consultation with outside counsel and its financial advisors, constitutes or would reasonably be expected to result in a Superior Proposal (as defined in the Merger Agreement) (each such third party, an “Excluded Party”). Following expiration of the Go-Shop Period, the Company is not permitted to solicit competing acquisition proposals from third parties or take certain other actions, provided that before the Company has obtained the Requisite Shareholder Approval, if the Company receives a written acquisition proposal from a third party, the Company may furnish information and provide access to such third party and participate in discussions or negotiations with such third party, subject to (i) the Board first determining in good faith, after consultation with its financial advisor and outside legal counsel, that such proposal either constitutes, or would reasonably be expected to result in, a Superior Proposal that the failure to take such action would reasonably be expected to cause the Board to violate its fiduciary duties under applicable law, (ii) any nonpublic information being provided pursuant to an Acceptable Confidentiality Agreement, (iii) the Company promptly making available to Parent any non-public information concerning the Company that is provided to any such third party that was not previously made available to Parent and (iv) the Company providing Parent with certain information with respect to any such acquisition proposal.

Prior to the Company obtaining the Requisite Shareholder Approval, the no-shop restrictions above are subject to a “fiduciary out” provision, which permits the Board, subject to the Company’s compliance with certain obligations described below, to change its recommendation to the Company Shareholders regarding the Merger in connection with certain intervening events, or authorize or adopt an alternative acquisition agreement with respect to a competing acquisition proposal from a third party (each such action, a “Company Board Recommendation Change”). With respect to certain Company Board Recommendation Changes, the Board may take any such actions with respect to a competing acquisition proposal from a third party if the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such proposal constitutes a Superior Proposal and that the failure to take such action would cause the Board to violate its fiduciary duties under applicable law. The Company would be permitted to enter an alternative acquisition agreement with respect to such Superior Proposal only if it terminated the Merger Agreement and paid certain fees owed to Parent as described further below. However, before the Board may make any Company Board Recommendation Change or the Company may terminate the Merger Agreement in light of a Superior Proposal, the Company must comply with certain notice obligations with respect to Parent and negotiate with Parent in good faith to adjust the terms of the Merger Agreement and related documents as would permit the Board to determine that such Superior Proposal no longer constitutes a Superior Proposal.

The Merger Agreement contains certain termination rights for the Company and Parent. The Merger Agreement may be terminated by either Parent or the Company if (1) the Merger is not consummated on or before October 14, 2019 (the “End Date Termination Right”), (2) the Requisite Shareholder Approval is not obtained following a vote of Shareholders taken thereon (the “Shareholder Vote Failure Termination Right”), or (3) the Merger becomes subject to a final, non-appealable law or order restraining, enjoining, rendering illegal or otherwise prohibiting the Merger. In addition, the Merger Agreement includes the following termination rights:

•

If the Merger Agreement is terminated by either Parent or the Company in connection with the Company’s entry into a definitive agreement with respect to a Superior Proposal with an Excluded Party and such agreement is entered into by the Company no later than five business days following the end of the Go-Shop Period, then the Company will be required to pay Parent a termination fee equal to $25,370,000;

•	If the Merger Agreement is terminated by Parent because the Board effects a Company Board Recommendation Change, then the Company will be required to pay Parent a termination fee equal to $59,200,000;

•

If the Merger Agreement is terminated by the Company in connection with the Company’s entry into an acquisition agreement with respect to a Superior Proposal, then the Company will be required to pay Parent a termination fee equal to $59,200,000;

•

If the Merger Agreement is terminated (1) by either the Company or the Parent pursuant to the End Date Termination Right or Shareholder Vote Failure Termination Right, or by the Parent because the Company breached its representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and failed to cure such breach within a certain period (the “Company Breach Termination Right”); and (2) prior to such termination, an alternative acquisition proposal became publicly known, in the case of termination pursuant to the End Date Termination Right or the Stockholder Shareholder Vote Failure Termination Right or an acquisition proposal was made to the Board, in the case of a termination pursuant to the Company Breach Termination Right; and (3) within 12 months of such termination, either any alternative acquisition transaction is consummated or the Company enters into a definitive agreement providing for the consummation of any acquisition transaction and such acquisition transaction is at any point thereafter consummated, then the Company will be required to pay Parent a termination fee equal to $59,200,000.

•

If the Merger Agreement is terminated by the Company (i) because Parent or Merger Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because Parent has failed to consummate the Merger pursuant to the Merger Agreement notwithstanding the satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to do so and certain notice of such failure from the Company to Parent has been provided, then Parent will be required to pay the Company a reverse termination fee equal to $109,940,000.

Parent has obtained (i) equity financing commitments from Siris Partners IV, L.P. and Siris Partners IV Parallel, L.P (collectively, the “Siris Funds”) , and (ii) debt financing commitments from certain financial institutions for the purpose of funding the aggregate Merger Consideration at the Effective Time, in each case subject to certain terms and conditions. Concurrently with the execution of the Merger Agreement, Siris Partners IV, L.P. and Siris Partners IV Parallel, L.P (collectively and in their capacities as guarantors, the “Guarantors”) have each entered into a limited guarantee, pursuant to which the Guarantors have agreed to guarantee Parent’s obligation to pay any termination fee or damages awards to the Company and to reimburse the Company with respect to certain expenses in connection with the Merger, in each case as required by the Merger Agreement.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference in its entirety. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in the confidential Company Disclosure Letter provided by the Company to Parent in connection with the signing of the Merger Agreement. The confidential Company Disclosure Letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the Company and Parent rather than establishing matters as facts. In addition, investors are not third party beneficiaries under the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the Company.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 14, 2019, the Company Board approved and adopted an amendment to the Amended and Restated Bylaws of the Company (the “Bylaw Amendment”). The Bylaw Amendment became effective on April 14, 2019.

The Bylaw Amendment provides that, among other things, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for all “internal corporate claims.” The Bylaw Amendment defines the term “Internal corporate claims” to mean claims, including claims in the right of the Company, (i) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity or (ii) as to which the DGCL confers jurisdiction upon the Court of Chancery; provided, however, if (and only if) the Court of Chancery declines to accept jurisdiction over a particular matter, the state or federal courts of the State of Delaware will be the sole and exclusive forum for all “internal corporate claims” unless the Company consents in writing to the selection of an alternative forum.

The foregoing description of the Bylaw Amendment does not purport to be complete and is qualified in its entirety by reference to the Bylaw Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events

On April 15, 2019, the Company issued a press release announcing the entry into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of April 14, 2019, by and among East Private Holdings II, LLC, East Merger Sub, Inc. and Electronics For Imaging, Inc.

3.1	Amendment to the Amended and Restated Bylaws of Electronics For Imaging, Inc.

99.1	Press Release issued April 15, 2019.

*

All schedules to the Merger Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used herein, words such as “address,” “anticipate,” “believe,” “consider,” “continue,” “develop,” “estimate,” “expect,” “further,” “goal,” “intend,” “may,” “plan,” “potential,” “project,” “seek,” “should,” “target,” “will,” and variations of such words and similar expressions as they relate to EFI, its management or the proposed transaction are often used to identify such statements as “forward-looking statements.” Such statements reflect the current views of the Company and its management with respect to future events, including the proposed transaction, and are subject to certain risks and uncertainties that may cause actual results to differ materially from the results expressed in, or implied by, these forward looking statements. These risks and uncertainties include, but are not limited to, the following: (i) EFI may be unable to obtain shareholder approval as required for the proposed transaction; (ii) other conditions to the closing of the proposed transaction may not be satisfied, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; (iii) the proposed transaction may involve unexpected costs, liabilities or delays; (iv) the business of EFI may suffer as a result of uncertainty surrounding the proposed transaction; (v) shareholder litigation in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability; (vi) EFI may be adversely affected by other economic, business, and/or competitive factors; (vii) the occurrence of any event, change or other circumstances could give rise to the termination of the definitive merger agreement with affiliates of Siris; (viii) EFI’s ability to recognize the anticipated benefits of the proposed transaction; (ix) the risk that the proposed transaction disrupts EFI’s current plans and operations or diverts management’s or employees’ attention from ongoing business operations; (x) the risk of potential difficulties with EFI’s ability to retain and hire key personnel and maintain relationships with suppliers and other third parties as a result of the proposed transaction; and (xi) other risks to consummation of the proposed transaction, including the risk that the proposed transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of EFI and the proposed transaction are set forth in filings that EFI makes with the SEC from time to time, including those listed under “Risk Factors” in EFI’s Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC on February 27, 2019, as updated or supplemented by subsequent reports that EFI has filed or files with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. EFI assumes no obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

IMPORTANT INFORMATION FOR INVESTORS AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed acquisition of EFI by affiliates of the Siris Funds. In connection with the proposed transaction, EFI intends to file relevant materials with the SEC, including a proxy statement in preliminary and definitive form, in connection with the solicitation of proxies from EFI’s shareholders for the proposed transaction. The definitive proxy statement will contain important information about the proposed transaction and related matters. BEFORE MAKING A VOTING DECISION, SHAREHOLDERS OF EFI ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, AND OTHER RELEVANT DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EFI, THE PROPOSED TRANSACTION AND RELATED MATTERS. Shareholders may obtain free copies of the proxy statement and other documents (when available) that EFI files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by EFI will also be available free of charge on EFI’s investor relations website at www.efi.com or by contacting EFI’s Investor Relations Department at investor.relations@efi.com.

PARTICIPANTS IN THE SOLICITATION

EFI and certain of its directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from EFI’s shareholders in connection with the proposed transaction. Information regarding the ownership of EFI securities by EFI’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information about EFI’s directors and executive officers is also available in EFI’s proxy statement for its 2018 annual meeting of shareholders filed with the SEC on April 27, 2018 and is supplemented by other filings made, and to be made, with the SEC by EFI. Additional information regarding persons who may be deemed participants in the solicitation of proxies from EFI’s shareholders in connection with the proposed transaction, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above when it is filed with the SEC. These documents are or will be available free of charge as described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONICS FOR IMAGING, INC.

Date: April 15, 2019	By: /s/ Marc Olin
Marc Olin
Chief Financial Officer